Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE            May 8, 2012

FreightCar America, Inc. Reports First Quarter 2012 Results

Highlights

•	Sixth consecutive quarter of improved railcar deliveries, revenues, operating income and gross margin

•	Revenues of $219.1 million and earnings per share of $0.81

•	Coal demand under pressure from low natural gas prices, high coal stockpiles and reduced electrical power consumption

Chicago, IL, May 8, 2012 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the first quarter ended March 31, 2012, with revenues of $219.1 million and net income of $9.7 million, or $0.81 per diluted share. For the same quarter in 2011, the Company reported revenues of $72.2 million and a net loss of $1.3 million, or $(0.11) per diluted share. Revenues were $187.1 million and net income was $8.5 million, or $0.71 per diluted share, in the fourth quarter of 2011.

The Company delivered 2,613 railcars to customers in the first quarter of 2012, of which 2,146 were new cars, 80 were used cars and 387 were leased cars. This compares to 875 railcars delivered in the first quarter of 2011 and 2,489 railcars delivered in the fourth quarter of 2011. There were 1,244 units ordered in the first quarter of 2012. This compares to 4,027 units ordered in the first quarter of 2011 and 4,481 units ordered in the fourth quarter of 2011. Total manufacturing backlog was 6,934 units at March 31, 2012 compared to 5,206 units at March 31, 2011 and 8,303 units at December 31, 2011.

“I am pleased with the first quarter’s strong results,” said Ed Whalen, President and Chief Executive Officer. “We were able to produce railcars at an efficient rate, meeting customers’ delivery requirements while lowering manufacturing costs. We received orders for coal and other types of railcars despite the weak demand for coal. Coal demand was negatively impacted by the mild winter, lower electrical power consumption and low natural gas prices. We expect coal demand to remain under pressure in the near term,” Whalen concluded.

The Manufacturing segment had revenues of $210.4 million in the first quarter of 2012 compared to $63.2 million for the first quarter of 2011. Manufacturing segment revenues were $179.2 million in the fourth quarter of 2011. Operating income for the Manufacturing segment was $22.7 million in the first quarter of 2012 compared to $0.2 million in the first quarter of 2011 and $16.5 million in the fourth quarter of 2011.

Revenues for the Services segment were $8.6 million in the first quarter of 2012 compared to $9.1 million in the first quarter of 2011 and $7.8 million in the fourth quarter of 2011. Services segment operating income was $0.7 million for the first quarter of 2012 compared to $1.1 million in the first quarter of 2011 and $0.5 million in the fourth quarter of 2011.

Corporate costs were $7.4 million for the quarter ended March 31, 2012, which were $2.3 million higher than in the same quarter in 2011 and $0.2 million lower than in the fourth quarter of 2011.

The Company’s effective tax rate for the first quarter of 2012 was 38.8%. The effective tax rate was 66.7% in the first quarter of 2011 and 9.1% in the fourth quarter of 2011.

Cash and cash equivalents and restricted cash as of March 31, 2012 were $144.6 million, compared to $103.7 million as of December 31, 2011. The increase in cash reflects the proceeds from the sale of railcars and other working capital changes. The Company’s $30.0 million revolving credit facility remains undrawn.

Railcars under lease totaled $44.4 million at the end of the first quarter of 2012 compared to $54.7 million at the end of the fourth quarter of 2011 and $64.9 million at the end of the first quarter of 2011. The decrease in railcars under lease reflects sales of leased railcars.

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The Company will host a conference call and live webcast on Tuesday, May 8, 2012 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter 2012 financial results. To participate in the conference call, please dial (800) 230-1074, Confirmation Number 246557. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 246557

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 8, 2012 until 11:59 p.m. (Eastern Daylight Time) on June 8, 2012. To access the replay, please dial (800) 475-6701. The replay pass code is 246557. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2012	2011
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$128,389	$101,870
Restricted cash	16,194	1,815
Accounts receivable, net	12,326	10,125
Inventories	77,753	72,877
Other current assets	7,328	2,618
Deferred income taxes, net	10,982	10,982

Total current assets	252,972	200,287

Property, plant and equipment, net	35,743	35,984
Railcars available for lease, net	44,361	54,746
Goodwill	22,128	22,128
Deferred income taxes, net	21,574	28,150
Other long-term assets	3,975	4,168

Total assets	$380,753	$345,463

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$51,947	$28,110
Accrued payroll and employee benefits	7,171	5,611
Accrued postretirement benefits	5,174	5,174
Accrued warranty	7,757	7,795
Customer deposits	18,291	17,964
Other current liabilities	6,796	5,044

Total current liabilities	97,136	69,698
Accrued pension costs	13,021	14,202
Accrued postretirement benefits	59,346	59,887
Other long-term liabilities	4,286	4,342

Total liabilities	173,789	148,129

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	100,011	100,204
Treasury stock, at cost	(35,270)	(35,904)
Accumulated other comprehensive loss	(22,129)	(22,302)
Retained earnings	164,225	155,209

Total FreightCar America stockholders’ equity	206,964	197,334
Noncontrolling interest in JV	—	—

Total stockholders’ equity	206,964	197,334

Total liabilities and stockholders’ equity	$380,753	$345,463

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands except shares and per share data)
Revenues	$219,066	$72,240
Cost of sales	195,335	69,998

Gross profit	23,731	2,242
Selling, general and administrative expense	8,693	5,997
Gain on sale of railcars available for lease	(948)	—

Operating income (loss)	15,986	(3,755)

Interest expense, net	(90)	(63)

Operating income (loss) before income taxes	15,896	(3,818)
Income tax provision (benefit)	6,162	(2,546)

Net income (loss)	9,734	(1,272)
Less: Net income (loss) attributable to noncontrolling interest in JV	—	18

Net income (loss) attributable to FreightCar America	$9,734	$(1,290)

Net income (loss) per common share attributable to FreightCar America– basic	$0.82	$(0.11)

Net income (loss) per common share attributable to FreightCar America– diluted	$0.81	$(0.11)

Weighted average common shares outstanding—Basic	11,924,418	11,908,017

Weighted average common shares outstanding—Diluted	11,979,727	11,908,017

Dividends declared per common share	$0.06	$—

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Revenues:
Manufacturing	$210,449	$63,173
Services	8,617	9,067

Consolidated Total	$219,066	$72,240

Operating Income (Loss):
Manufacturing	$22,690	$219
Services	653	1,092
Corporate	(7,357)	(5,066)

Consolidated Total	$15,986	$(3,755)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income (loss)	$9,734	$(1,272)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	2,097	2,125
Gain on sale of railcars available for lease	(948)	—
Other non-cash items	209	118
Deferred income taxes	6,468	(2,605)
Compensation expense under stock option and restricted share award agreements	458	556
Changes in operating assets and liabilities:
Accounts receivable	(2,201)	(9,766)
Inventories	(4,491)	(9,800)
Other current assets	(4,283)	1,121
Account and contractual payables	23,686	14,612
Accrued payroll and employee benefits	1,560	(659)
Income taxes receivable	(237)	271
Accrued warranty	(38)	(847)
Customer deposits and other current liabilities	2,079	(1,180)
Deferred revenue, non-current	(124)	(117)
Accrued pension costs and accrued postretirement benefits	(1,549)	(3,489)

Net cash flows provided by (used in) operating activities	32,420	(10,932)

Cash flows from investing activities
Restricted cash deposits	(14,475)	—
Restricted cash withdrawals	96	18
Proceeds from sale of property plant and equipment, railcars available for lease and assets held for sale	10,377	73
Purchase price adjustment for business acquired	—	(166)
Purchases of property, plant and equipment	(1,164)	(185)

Net cash flows used in investing activities	(5,166)	(260)

Cash flows from financing activities
Employee restricted stock settlement	(17)	(21)
Cash dividends paid to stockholders	(718)	—

Net cash flows used in financing activities	(735)	(21)

Net increase (decrease) in cash and cash equivalents	26,519	(11,213)
Cash and cash equivalents at beginning of period	101,870	61,780

Cash and cash equivalents at end of period	$128,389	$50,567